Exhibit 19.1
Effective: November 10, 2025

ICHOR HOLDINGS, LTD.
INSIDER TRADING POLICY

PURPOSE

Ichor Holdings, Ltd. (and together with its subsidiaries, the “Company,” “we,” or “our”) opposes the unauthorized disclosure of any nonpublic information acquired in the course of your service with the Company and the misuse of material nonpublic information in securities trading. Any such actions will be deemed violations of this Insider Trading Policy (the “Policy”).

Legal prohibitions on insider trading

The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.

Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometime referred to as “tipping”) is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable.

These illegal activities are commonly referred to as “insider trading.” State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.

In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.

Detection and prosecution of insider trading

The U.S. Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority and other authorities use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares have been successfully prosecuted.

Penalties for violation of insider trading laws and this Policy

Civil and criminal penalties. As of the effective date of this Policy, potential penalties for

Exhibit 19.1
insider trading violations under U.S. federal securities laws include:
•damages in a private lawsuit;
•disgorging any profits made or losses avoided;
•imprisonment;
•substantial criminal fines;
•substantial civil fines based on the profit gained or loss avoided (up to three times of the profits earned or losses avoided);
•a bar against serving as an officer or director of a public company; and
•an injunction against future violations.
Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person’s trading.

Controlling person liability. As of the effective date of this Policy, the penalty for “controlling person” liability includes civil fines, as well as potential criminal fines and imprisonment.

Company disciplinary actions. If the Company has a reasonable basis to conclude that an employee, officer, director, consultant or contractor has failed to comply with this Policy, such person may be subject to disciplinary action by the Company, up to and including dismissal for cause if the person is an employee or officer, or subject to termination of services if the person is a director, consultant or contractor, regardless of whether or not failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy.

Compliance Officer

Please direct any questions or requests as to any of the matters discussed in this Policy to the chief financial officer of the Company and/or another officer as may be designated from time to time by the chief financial officer (“Compliance Officer”). The Compliance Officer is generally responsible for the administration of this Policy. The Compliance Officer may select others to assist with the execution of his or her duties.

Reporting violations

It is your responsibility to help enforce this Policy. You should be alert to possible violations and should promptly report violations or suspected violations of this Policy.
You may report suspected violations of this Policy as follows:

1.Via email toichorinsidertrading@ichorsystems.com; or

2.Via regular mail to the Compliance Officer at the Company’s principal executive

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offices located at 3185 Laurelview Ct., Fremont, California 94538.

Permitted reports to the Compliance Officer may be made anonymously or by identifying oneself. Because it may be more difficult to thoroughly investigate reports that are made anonymously, you are encouraged to share your identity when reporting rather than reporting anonymously. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue. All reports, whether identified or anonymous, will be treated confidentially to the extent consistent with applicable law.

Personal responsibility

The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. Any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You should use your best judgment at all times and consult with your personal legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

PERSONS AND TRANSACTIONS SUBJECT TO THIS POLICY

Persons subject to this Policy
This Policy applies to all directors, officers, employees and agents (such as consultants and independent contractors) of the Company. This Policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts. Further, this policy applies, and applicable insider trading laws may apply, to members of the Company’s directors’, officers’, employees’ and agents’ immediate family, persons with whom they share a household, persons that are their economic dependents and any other family members with whom they do not share a household but whose transactions in securities they influence, direct or control (collectively, “related parties”). You are responsible to ensure that your related parties comply with the applicable provisions of this Policy. This Policy does not, however, apply to personal securities transactions of related parties where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your related parties.

Types of transactions covered by this Policy
Except as discussed in the section entitled “Limited Exceptions,” this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which you possess material nonpublic information obtained in the course of your service with the Company. This Policy therefore applies to transactions in the Company’s securities, including of the Company’s common stock, options to purchase common stock or any other types of securities that the Company may issue, including (but not limited to), warrants, preferred shares, debt securities (such as debentures, bonds and notes) and other securities of the Company. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these

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securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options or swaps relating to securities of the Company), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. Transactions subject to this Policy include purchases and sales of Company securities as well as bona fide gifts of Company securities to persons and entities who are not covered by this Policy. This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.

Responsibilities regarding the nonpublic information of other companies
This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies, such as the Company’s distributors, vendors, customers, collaborators, suppliers and competitors. This Policy also prohibits insider trading and tipping based on the material nonpublic information of such other companies.

Applicability of this Policy after your departure
You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy. In addition, if you are listed on Schedule I attached hereto and subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.

No exceptions based on personal circumstances
There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

Obligations under Section 16

Section 16 of the Securities Exchange Act, and the related rules and regulations, set forth (i) beneficial ownership reporting obligations, (ii) limitations on “short-swing” transactions and (iii) limitations on short sales and other transactions applicable to directors, officers, large shareholders and certain other persons.

The Board of Directors regularly affirms that certain executive officers are required to comply with Section 16 of the Securities Exchange Act, and the related rules and regulations, because of their positions with the Company.

Notification requirements to facilitate Section 16 reporting

To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her

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broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution.

Specific Obligations under Section 16(b)

Section 16(b) of the Exchange Act (“Section 16”) prohibits Company directors, certain executive officers as designated by the Board of Directors from time to time (“Section 16 Officers”), and greater than 10% shareholders (all such directors, Section 16 Officers and greater than 10% shareholders referred to herein as “Insiders”), from profiting on direct or indirect short-term trading in Company securities.

Section 16(a) Reporting: To provide plaintiffs with the information necessary to pursue recoveries and enforce Section 16(b), Section 16(a) requires Insiders to file beneficial ownership reports on Form 4 within two business days of any transactions in Company securities, including the giving or receiving of gifts of Company securities. The SEC actively enforces this deadline so it is very important that you promptly notify the Company of any transactions in order to enable timely compliance.

Section 16(b) Liability: Section 16(b) provides the Company with the right to recover any “profit” received by an Insider in connection with a purchase and sale (or sale and purchase) within a six-month window (generally referred to as ‘short swing trading’). To calculate such profit, the lowest price purchase of Company securities (including any derivatives thereon) is “matched” against the highest price sale of Company securities within the prior or succeeding six months, on a share-by-share basis. Actual economic profit is irrelevant to 16(b) claims.

Section 16(a) and 16(b) Exemptions: Certain transactions are exempt from reporting and/or matching under Section 16. Most commonly relied on is Rule 16b-3 which exempts transactions directly with the Company that were pre-approved by the Board of Directors, such as awards issued under equity compensation plans or arrangements. It is important to note that transactions effected by Insiders pursuant to Rule 10b5-1 trading plans are not exempt and are both reportable and matchable under Section 16.

Section 16(b) Short-Swing Enforcement: The Compliance Officer monitors for potential short-swing violations through the mandated trade pre-clearance process for the individuals identified in Schedule II.

•Disgorgement procedure. If a short-swing profit is identified, the Compliance Officer will notify the Insider, who must remit the profit to the Company within 30 days of notice. Non-payment will be escalated to the Audit Committee.

•Plaintiff Claims. Section 16(b) is enforced by an aggressive and highly effective private plaintiffs’ bar that monitors Section 16(a) filings and any other source of publicly available information and will promptly notify the Company of potential 16(b) liability and expect a portion of the ‘profit’ recovered by the Company. If the Company does not pursue the claim within 60 days after written demand, the

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plaintiff has 2 years after the ‘profit’ was realized to file suit against the Insider and the Company.

Personal responsibility

Although the Company may assist Insiders with their Section 16(a) reporting, the obligation to file Section 16 reports and potential liability for short swing trading is personal. As such, the Company is not responsible for the failure to comply with Section 16(a) reporting requirements, however, such failures are required to be disclosed in the Company’s annual proxy statement to shareholders.

MATERIAL NONPUBLIC INFORMATION

“Material” information
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. Any information that could be expected to affect the market price of a security, whether positive or negative, is likely to be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.

It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include information with respect to:
•Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;
•Restatements of financial results, or material impairments, write-offs or restructurings;
•Changes in independent auditors, or notification that the Company may no longer rely on an audit report;
•Business plans or budgets;
•Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
•Impending bankruptcy or financial liquidity problems;
•Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
•Product and service introductions, modifications, issues or significant pricing changes, or cost structure or other product or service announcements of a significant nature;
•A significant cybersecurity incident;

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•Major marketing changes;
•Significant developments in research and development or relating to intellectual property;
•Significant legal or regulatory developments, whether actual or threatened;
•Major events involving the Company’s securities, including calls of securities for redemption, adoption of share repurchase programs, option repricings, share splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
•Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, significant related party transactions, the acquisition or disposition of a significant business or asset or a change in control of the company;
•The existence of a special blackout period in the Company’s securities or the securities of another company; and
•Major personnel changes, such as changes in senior management or lay-offs.

If you have any questions as to whether information should be considered “material,” you should consult with the Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.

“Nonpublic” information

Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. As a general rule, information should be considered nonpublic until at least two full trading days have elapsed after the information is broadly distributed to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until a later time. Any questions as to whether information is nonpublic should be directed to the Compliance Officer.

The term “trading day” means a day on which U.S. national stock exchanges are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed. If, for example, the Company were to make an announcement on a Monday, you should not trade in securities of the Company until Thursday.

POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION

Confidentiality of nonpublic information

The unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition,

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nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed.

You must use all reasonable efforts to safeguard nonpublic information in the Company’s possession. You may not disclose nonpublic information about the Company or any other company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal communications within the Company and to communications with agents of the Company. In cases where disclosing nonpublic information to third parties is required, you should coordinate with the Compliance Officer.

No trading on material nonpublic information

Except as discussed in the section entitled “Limited Exceptions”, you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction.

Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company (except to the extent the transactions are analogous to those presented in the section entitled “Limited Exceptions”). For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.

No disclosing material nonpublic information for the benefit of others

You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. This prohibition against disclosure of material nonpublic information includes disclosure (even anonymous disclosure) via the internet, blogs, social media, investor forums or chat rooms.

Obligation to disclose material nonpublic information to the Company

You may not enter into any transaction, including those discussed in the section entitled

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“Limited Exceptions”, unless you have disclosed any material nonpublic information that you become aware of in the course of your service with the Company, and that senior management is not aware of, to the Compliance Officer. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer, and if you are the Chief Executive Officer or a director, you must disclose the information to the Board of Directors of the Company, before any transaction is permissible.

Responding to outside inquiries for information

In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to the Chief Financial Officer. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non- exclusionary access to the information. Violations of this regulation can subject the company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law.

TRADING BLACKOUT PERIODS

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. The Company may shorten, suspend, extend or terminate any blackout period at such time and for such duration as it deems appropriate given the relevant circumstances. Any persons affected by such a modification will be notified accordingly.

It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.

Quarterly blackout periods

Except as discussed in the section entitled “Limited Exceptions”, the individuals listed on Schedule I and related parties (as defined above) of such individuals (“Covered Persons”) must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Even if you are not a Covered Person, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Quarterly blackout periods begin three (3) weeks prior to the end of each fiscal quarter and end upon the completion of the second (2nd) full trading day following the public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

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From time to time, the Company may identify other persons who should be subject to quarterly blackout periods, and the Compliance Officer may update and revise Schedule I as appropriate.

Special blackout periods

From time to time, the Company may also prohibit Covered Persons from engaging in transactions involving the Company’s securities when, in the judgment of the Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.

The Company will notify those Covered Persons subject to a special blackout period, without having to disclose the reason for the restriction. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company’s securities until instructed otherwise by the Compliance Officer, and should not disclose to others the fact of such suspension of trading. Even if the Company has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.

No “safe harbors”

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

PRE-CLEARANCE OF TRADES

Except as discussed in the section entitled “Limited Exceptions”, the persons identified in Schedule II may not engage in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer. The Compliance Officer may not engage in a transaction involving the Company’s securities unless the Chief Executive Officer has pre-cleared the transaction.

A request for pre-clearance on the form attached to this Policy as Appendix A should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction if there is an insider trading risk or other legal restriction on trading the Company’s securities. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction.

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If a person seeks pre-clearance and permission to engage in the transaction is granted, then such trade must be effected within three business days of receipt of pre-clearance unless an exception is granted. Such person must promptly notify the Compliance Officer following the completion of the transaction. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the Compliance Officer.

These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information. In addition, requiring pre-clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act of 1933, as amended and the liability and reporting provisions of Section 16 under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy. Further, pre-clearance of a transaction does not constitute an affirmation by the Company or the Compliance Officer that you are not in possession of material nonpublic information.

ADDITIONAL RESTRICTIONS AND GUIDANCE

This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, to the extent applicable.

Short sales

Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Derivative securities and hedging transactions

You are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities, including, but not limited to, through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Stock options, stock appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are also subject to this prohibition; provided,

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however, as described in the “Limited Exceptions” section of this Policy, you are not prohibited from exercising any stock options issued under any of the Company’s benefit plans or other compensatory arrangements in accordance with the terms of such plans or arrangements.

Such hedging transactions would permit a director, officer, employee or agent to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer, employee or agent may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits you from engaging in any such hedging or similar transactions.

Placing open orders with brokers

Except in accordance with an approved trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations and Section 16 violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom you place any open order at the time it is placed.

Margin accounts and pledged securities

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Short Term Trading

Short-term trading of Company securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company securities in the open market may not sell any Company securities of the same class during the three (3) months following the purchase (or vice versa) unless approved by the Compliance Officer. Notwithstanding the foregoing, directors, officers and other employees are expressly permitted to sell Company securities acquired upon the exercise or conversion of equity awards granted under the Company’s equity incentive plans.

LIMITED EXCEPTIONS

The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this

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Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. You are responsible for complying with applicable law at all times.

Transactions pursuant to an approved 10b5-1 trading plan

Covered Persons may frequently be in possession of material nonpublic information and thus effectively be prevented from most types of trading. In such cases, the Company, in its sole discretion may authorize in the future the use of Rule 10b5-1 plans. Such plans must (i) meet the requirements set forth in Rule 10b5-1 of the Securities Exchange Act; (ii) be entered into when you were not aware of material non-public information and not during a blackout period; and (iii) be approved in advance by the Compliance Officer.

Rule 10b5-1 under the Exchange Act provides an affirmative defense to insider trading liability by allowing persons subject to this Policy to adopt a plan for engaging in transactions in Company securities in compliance with Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the Rule 10b5-1 Plan complies with Rule 10b5-1, persons adopting such plan may engage in transactions in Company securities without application of certain restrictions in this Policy.

The adoption, modification or early termination of all Rule 10b5-1 Plans must be approved by the Compliance Officer, and all such Rule 10b5-1 Plans must meet the requirements of Rule 10b5-1. Any Rule 10b5-1 Plan must be submitted for approval three (3) business days before entering into such Rule 10b5-1 Plan, and any modifications or terminations to such Rule 10b5-1 Plans must be submitted for approval at least three (3) business days prior to such modification or termination. The Compliance Officer maintains discretion to increase the amount of time to approve beyond three (3) business days, respectively, in its sole discretion. The Compliance Officer retains the discretion to reject any proposed Rule 10b5-1 Plan submitted for pre-clearance. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required once such Rule 10b5-1 Plan has been approved.

Modifications of Rule 10b5-1 Plans may be made only (i) when the person entering into or modifying the plan is not aware of material nonpublic information about the Company or Company securities and (ii) in the case of Covered Persons, outside of a blackout period. Once a Rule 10b5-1 Plan is adopted, the person must not have discretion regarding the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance (including by use of a formula) or delegate discretion on these matters to an independent third party in accordance with the requirements of Rule 10b5-1.

Adopted or modified Rule 10b5-1 Plans are subject to a “cooling-off” period before transactions may be engaged in under the plan. The “cooling-off” period for directors and officers subject to Section 16 ends on the later of: (1) 90 days following the Rule 10b5-1 Plan adoption or modification or (2) two business days following the disclosure in Form 10-Q or Form 10-K of the Company’s financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (however, the cooling-off period will not exceed 120 days following plan adoption or modification). For all other individuals, a 30-day cooling-off period is required.

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Overlapping Rule 10b5-1 Plans are not permitted (subject to certain exceptions) and only one Rule 10b5-1 Plan may be adopted during any 12-month period (subject to certain exceptions). All Rule 10b5-1 Plans for persons subject to Section 16 must certify that: (i) they are not aware of any material nonpublic information; and (ii) the Rule 10b5-1 Plan is being adopted in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.

All persons adopting a Rule 10b5-1 Plan must act in good faith with respect to that plan.

Receipt and vesting of stock options, restricted share units, restricted shares and stock appreciation rights

The trading restrictions under this Policy do not apply to the grant or award to you of stock options, restricted share units, restricted shares or stock appreciation rights by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted share units, restricted shares or stock appreciation rights in accordance with applicable plans and agreements. However, the trading restrictions do apply to any subsequent sales of any such securities.

Exercise of stock options for cash

The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock-for-stock exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Purchases from the Employee Stock Purchase Plan

The trading restrictions in this Policy will not apply to purchases of Company securities resulting from your periodic or lump sum contribution of money to the 2017 Employee Stock Purchase Plan, any employee stock purchase plan adopted in the future. However, the trading restrictions will apply to your initial election to participate in such plan, changes to your election to participate in such plan for any enrollment period any subsequent sales of any securities purchased pursuant to such plan.

Stock splits, stock dividends and similar transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

Bona fide gifts and inheritance

Exhibit 19.1
Bona fide gifts of securities of the Company are not transactions subject to this Policy, unless the person making the gift knows or is reckless in not knowing that the recipient intends to sell such securities while the person making the gift is aware of material nonpublic information.
Change in form of ownership

Transactions that involve merely a change in the form in which you own securities are permissible. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

Other exceptions

Any other exception from this Policy must be approved by the Board of Directors.

ADDITIONAL INFORMATION

Delivery of Policy

This Policy will be delivered to all directors, officers, employees and agents of the Company when they commence service with the Company. In addition, this Policy (or a summary of this Policy) will be circulated periodically. Each director, officer, employee and agent of the Company is required to acknowledge that he or she understands this Policy.

Amendments

We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Compliance Officer.

*    *    *

The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

Exhibit 19.1

SCHEDULE I

INDIVIDUALS SUBJECT TO QUARTERLY BLACKOUT PERIODS1

Board Members
Executive Officers
Administrative Personnel that report directly to Executive Officers
Designated Finance and Accounting Personnel Designated Human Resources Personnel Designated IT Personnel
Designated Marketing Designated Operations Personnel Designated Sales Personnel

1 Individuals will be designated by the Compliance Officer.

Exhibit 19.1
SCHEDULE II

INDIVIDUALS SUBJECT TO
PRE-CLEARANCE REQUIREMENTS2

Board Members
Section 16 Officers
Vice Presidents and above that report directly to the Chief Executive Officer

FORM OF ACKNOWLEDGEMENT OF INSIDER TRADING POLICY

I have received and read the Ichor Holdings, Ltd. Insider Trading Policy. I understand the standards and policies contained in the Policy and understand that there may be additional policies or laws specific to my position with Ichor Holdings, Ltd. I agree to comply with the Policy.

If I have questions concerning the meaning or application of the Policy, any other Ichor Holdings, Ltd. policies or procedures, or the legal and regulatory requirements applicable to my position with, or services to, Ichor Holdings, Ltd., I know that I can consult with the Company’s Compliance Officer, knowing that my questions will be maintained in confidence, consistent with applicable law.

Print Name
Signature
Date

Please sign and return this form to the Human Resources Department via email at ichorinsidertrading@ichorsystems.com.

2 Individuals designated on this schedule are subject to change at the direction of the Compliance Officer.

Exhibit 19.1
Appendix A

INSIDER TRADING COMPLIANCE CLEARANCE

To: Ichor Systems
Pursuant to the Ichor Systems Insider Trading Policy, I am requesting pre-clearance for the following proposed transactions in securities of the Company:

Type and Amount of Security Purchase or Sale:

Security Type	Checkbox	# of Shares	Purchase	Sell
RSU	☐		☐	☐
Option	☐		☐	☐
ESPP	☐		☐	☐
Shares	☐		☐	☐

I understand this pre-clearance is effective until the earliest of three (3) business days from the date of the pre-clearance or such earlier date as may be specified by the Compliance Officer. Pre-clearance may be rescinded prior to my effecting the above transaction if I become in possession of material nonpublic information regarding the Company and, in the reasonable judgment of the Company, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with our Insider Trading Policy and federal securities law’s rests with me, and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material nonpublic information.

Requested By:	Compliance Officer Approval:
Signature:	Signature:
Print Name:	Print Name:
Date:	Date:

If approved, signed authorization will be returned to you via email.